Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Warburg
Central Garden & Pet
925.948.3686

CENTRAL GARDEN & PET ANNOUNCES THIRD QUARTER RESULTS FOR FISCAL 2006

•	Sales Increased 23%; Income from Operations Increased 57%

•	Earnings per Fully Diluted Share Increased to $1.28 versus $1.03

•	Earnings per Fully Diluted Share was $1.05 Excluding the Net Pre-Tax Gain of $9.0 million from Litigation Settlement

•	Strong Garden Segment Performance, Branded Products and Acquisitions Continue to Drive Growth

•	Reiterates Fiscal 2006 EPS Guidance of $2.80 to $2.90 per Fully Diluted Share, Excluding the Net Pre-Tax Gain from the Litigation Settlement

WALNUT CREEK, CALIFORNIA, August 2, 2006 – Central Garden & Pet Company (NASDAQ: CENT) today announced third quarter results for its fiscal year ending September 30, 2006.

For the third quarter of fiscal 2006, the Company reported net sales of $507 million, an increase of 23% over the comparable 2005 period. Income from operations for the quarter increased 57% to $59.9 million. Net income for the quarter increased 39% to $30.7 million over the year ago period. Earnings per fully diluted share increased 24% to $1.28 from $1.03 in the year ago period. Earnings per fully diluted share was $1.05, excluding the net pre-tax gain of $9.0 million in the quarter comprised of a $9.9 million gain from the Axelrod litigation settlement less expenses of approximately $0.9 million associated with accelerated brand-building and other strategic opportunities. Branded product sales increased 30% while sales of other manufacturers’ products, as planned, declined 3%. Depreciation and amortization for the quarter was $7.5 million compared to $5.1 million in the year ago period.

Net sales for the Garden Products segment were $279 million, an increase of 12% compared to the third quarter of fiscal 2005. Garden branded products sales increased $33 million or 17% while sales of other manufacturers’ products, as planned, declined 6%. The Garden Products segment operating income was $27 million in the quarter, an increase of 28%

when compared to the third quarter of fiscal 2005. Net sales for the Pet Products segment were $228 million, an increase of 39% compared to the third quarter of fiscal 2005. Pet branded products sales increased $64 million or 51% and sales of other manufacturers’ products increased 1%. Operating income for the Pet Products segment was $30 million in the quarter, an increase of 26%, when compared to the third quarter of fiscal 2005.

The Company repurchased in its fourth quarter approximately 240,000 shares, or approximately 10% of its current $100 million authorization. The Company intends to continue its repurchases from time to time through 2006 depending on market conditions.

“Strong performance in our Garden segment, the continued emphasis on branded products, and contribution from acquisitions produced solid results,” commented Glenn Novotny, President and Chief Executive Officer. “We believe we are building a stronger, more effective company through our continued dedication to new product innovation and increased brand awareness initiatives. In light of the gain from the litigation settlement, we have elected to accelerate our brand building activities above our original budgets and retained external consultants to pursue strategic opportunities. We expect to invest most, if not all, of the remaining $9.0 million net gain to create long-term shareholder value. We see great value in expanding our brand building activities and expect to see meaningful returns in fiscal 2007 and beyond.”

The Company reiterated its fiscal 2006 guidance. Net sales for the year are projected to be between $1.55 billion and $1.57 billion. Operating income is expected to be between $133 million and $137 million. Net income is expected to be between approximately $65 million and $68 million. The corresponding earnings per fully diluted share is expected to be between $2.80 and $2.90. These projected results do not include the impact from any future acquisitions or any net gain from the litigation settlement.

For the nine months ending June 24, 2006, the Company reported net sales of $1,201 million, an increase of 14% from $1,058 million in the comparable 2005 period. Income from operations for the period increased 32% to $115.4 million. Net income for the nine month period increased 26% to $59.5 million from $47.1 million in the year ago period. Earnings per fully diluted share increased 20% to $2.62 from $2.19 in the year ago period. Branded product sales increased 18% while sales of other manufacturers’ products declined 2%. Depreciation and amortization for the first nine month period was $18.6 million compared to $14.2 million in the year ago period. Results for the first nine month period of fiscal 2006 include a $9.9 million benefit to operations relating to the settlement of outstanding litigation and expenses of approximately $0.9 million associated with accelerated brand-building and other strategic opportunities.

The Company will discuss its third quarter results for fiscal 2006 on a conference call today at 4:30 p.m. EST. The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, SuperPet, All-Glass Aquarium, Oceanic, Kent Marine, Energy Savers Unlimited, Zodiac, Pre-Strike, Altosid, Nylabone, TFH, Four Paws, Interpet, Breeder’s Choice and Farnam. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, and decorative outdoor patio products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, New England Pottery, GKI/Bethlehem Lighting, Lilly Miller, Ironite, Matthews Four Seasons, Cedar Works, AMDRO, Grant’s, Sevin and Over’n Out. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

Central Garden & Pet Company

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 24, 2006	June 25, 2005	June 24, 2006	June 25, 2005
Net Sales	$506,694	$413,193	$1,200,757	$1,057,623
Cost of Goods Sold and Occupancy	334,983	282,941	800,296	714,456

Gross Profit	171,711	130,252	400,461	343,167
Selling, General and Administrative
Expenses	111,842	92,037	285,083	255,760

Income from Operations	59,869	38,215	115,378	87,407

Interest Expense	(12,213)	(6,130)	(28,784)	(17,038)
Interest Income	1,582	127	2,869	337
Other Income	1,371	2,939	3,223	4,593

Income Before Income Taxes and Minority Interest	50,609	35,151	92,686	75,299

Income Taxes	19,070	12,968	32,362	28,228
Minority Interest	809	—	809	—

Net Income	$30,730	$22,183	$59,515	$47,071

Basic Earnings Per Common Share	$1.31	$1.06	$2.70	$2.27

Diluted Earnings Per Common Share	$1.28	$1.03	$2.62	$2.19

Weighted Average Shares Outstanding:
Basic	23,377	20,890	22,060	20,735
Diluted	24,066	21,603	22,730	21,454

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 24, 2006	September 24, 2005
Assets
Current Assets:
Cash & Cash Equivalents	$8,021	$28,792
Accounts Receivable - Net	278,591	184,896
Inventories	342,604	270,736
Other Current Assets	36,109	25,853

Total Current Assets	665,325	510,277

Property & Equipment - Net	139,609	110,595

Goodwill	379,076	364,847
Unallocated Purchase Price	287,904	—
Other Assets	71,345	70,630

Total	$1,543,259	$1,056,349

Liabilities & Shareholders’ Equity
Current Liabilities:
Accounts Payable	$103,250	$96,455
Accrued Expenses	97,260	68,152
Current Portion of Long-Term Debt	3,022	2,210

Total Current Liabilities	203,532	166,817

Long-Term Liabilities	591,107	320,854
Other Long-Term Obligations	20,254	18,500
Convertible Redeemable Preferred Stock	3,000	3,000
Minority Interest	1,887	—
Shareholders’ Equity	723,479	547,178

Total	$1,543,259	$1,056,349